EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


        The Registrant has one subsidiary, First Community Bank, which changed its name to Unity Bank, effective March 1, 1999.

        Unity Bank has two subsidiaries, Unity Investment Services, Inc., and Unity Financial Services, Inc.